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                                                                    EXHIBIT 99

                                FOR:            Norton McNaughton, Inc.

                                APPROVED BY:    Sanford Greenberg
                                                Chief Executive Officer
                                                (212) 947-2960

FOR IMMEDIATE RELEASE

                                CONTACT:        Investor Relations:
                                                Howard Zar\Shannon Moody
                                                Press: Stacy Berns\Jeff Siegel
                                                Morgen-Walke Associates
                                                212/850-5600

NORTON MCNAUGHTON, INC. COMMENTS ON FIRST QUARTER AND SECOND QUARTER OUTLOOK

        New York, New York, January 30, 1997 -- Norton McNaughton, Inc. (Nasdaq:NRTY) today announced that it expects to report earnings per share of $0.01 for its first quarter of fiscal 1997, in line with analysts' estimates. The Company also announced that it expects to achieve breakeven results for its second quarter of fiscal 1997, which would be below analysts' estimates. This compares to a loss of $0.03 and a loss $0.09 per share reported in the first and second quarter of fiscal 1996, respectively. The Company anticipates reporting its first quarter results by the middle of March 1997.
        Sanford Greenberg, Chairman of the Board and Chief Executive Officer, commented, "We are pleased with our anticipated first quarter results. However, we currently anticipate that second quarter results will be below expectations due, in part, to some reduction in orders due to overall weak sales experienced by certain retail customers during the holiday selling season and pricing difficulties experienced with the production and sale of certain lines. Second quarter sales will also be affected due to the decision not to accept delivery of certain merchandise which did not meet our requirements for quality. We currently believe that the effects of these matters will be limited to second quarter."
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NORTON MCNAUGHTON, INC. COMMENTS ON FIRST QUARTER                      Page: 2
AND SECOND QUARTER OUTLOOK


        Mr. Greenberg added, "Sell-through of our apparel lines remain strong and consumers have responded well to our new, updated lines. We continue to believe that the combination of our cost reduction program, the Company's continuing emphasis on style and quality and our policy to improve profitability by reducing excess inventory will positively impact earnings levels in the second half of our fiscal year."

        This press release contains forward-looking information about the Company's anticipated operating results for fiscal 1997. The Company's ability to achieve its projected results is dependent on many factors which are outside of management's control. Some of the most significant factors would be further deterioration in retailing conditions for women's apparel, a further increase in price pressures and other competitive factors, any of which could result in an unanticipated decrease in gross profit margins, the unanticipated loss of a major customer, the unanticipated loss of a major contractor or supplier, unforseen complications resulting from the Company's implementation of major upgrades to its management information systems, and weather conditions which could impact retail traffic and the Company's ability to ship on a timely basis. Accordingly, there can be no assurance that the Company will achieve its anticipated operating results for fiscal 1997.

        Norton McNaughton, Inc. designs, contracts for the manufacture of and markets a broad line of brand name, moderately priced women's career and casual clothing. The Company's product lines include collections of related separates coordinated by color and style as well as casual weekend wear and related knitwear separates. Founded in 1981, the Company markets its products under its nationally known labels, including Norton McNaughton(R), Maggie McNaughton(R), Katherine Marie(R), Modiano(R), Danielle Paige(TM) and Norton Studio(TM), and under private label including Lauren Alexandra(R) and Pant-her(R).

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